                                                                    EXHIBIT 1(m)

                     PAINEWEBBER MANAGED INVESTMENTS TRUST

                     AMENDMENT TO DECLARATION OF TRUST AND
                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Managed Investments Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions, which became effective on October 20, 1995, November 10, 1995 and November 29, 1995, as indicated below:

Resolution Effective October 20, 1995:
--------------------------------------

     RESOLVED, that the name of the Series of the Trust designated as "PaineWebber Short-Term U.S. Government Income Fund" be, and it hereby is, changed to "PaineWebber Low Duration U.S. Government Income Fund."

Resolutions Effective November 10, 1995:
----------------------------------------

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class D shares" of each of the five Series of the Trust known as the U.S. Government Income Fund, Investment Grade Income Fund, High Income Fund, PaineWebber Low Duration U.S. Government Income Fund and PaineWebber Utility Income Fund be renamed the "Class C" shares of those Series; and be it further

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class C shares" of each of the five Series of the Trust known as the U.S. Government Income Fund, Investment Grade Income Fund, High Income Fund, PaineWebber Low Duration U.S. Government Income Fund and PaineWebber Utility Income Fund be renamed the "Class Y" shares of those Series.

Resolutions Effective November 29, 1995:
----------------------------------------

     WHEREAS, the Series of the Trust designated as the "PaineWebber Short-Term U.S. Government Income Fund for Credit Unions" ("Credit Union Fund") no longer has any shares outstanding, provision has been made for the disposition of all liabilities of Credit Union Fund and the Trustees have determined that continuation of Credit Union Fund is not in the best interests of Credit Union Fund or the Trust; and

     WHEREAS, the name of another Series of the Trust was recently changed to "PaineWebber Low Duration U.S. Government Income Fund; now therefore be it

     RESOLVED, that the Series of the Trust designated as the "PaineWebber Short-Term U.S. Government Income Fund for Credit Unions" be, and it hereby is, terminated and abolished pursuant to Section 2 of Article III of the Trust's Declaration of Trust; and be it further

     RESOLVED, that Section 1 of Article III of the Trust's Declaration of Trust be, and it hereby is, amended to reflect the termination of one Series and the change in the name of another Series, the amended section to read, in relevant part, as follows:

          Section 1. . . . Without limiting the authority of the Trustees set forth in this Section 1 to establish and designate any further Series, the Trustees have established and designated five Series of Shares to be known as the "U.S. Government Income Fund," "Investment Grade Income Fund," "High Income Fund," "PaineWebber Utility Income Fund" and "PaineWebber Low Duration U.S. Government Income Fund."



Dated:  December 15, 1995           By: /s/ Dianne E. O'Donnell
                                        ------------------------
                                        Dianne E. O'Donnell
                                        Vice President and Secretary
                                        PaineWebber Managed
                                          Investments Trust



New York, New York  (ss)

Subscribed and sworn to before me this 15th day of December, 1995.



/s/ Karyn Freeman
-------------------
     Notary Public